                                                                    EXHIBIT 99.1



                                     Approved:  Gary H. Schoenfeld
                                                President and
                                                Chief Executive Officer
                                                (562) 565-8267
FOR IMMEDIATE RELEASE
                                      Contact:  Chad A. Jacobs/Thomas M. Ryan
                                                Integrated Corporate Relations
                                                (203) 222-9013


           VANS, INC. REPORTS RECORD SECOND QUARTER SALES AND EARNINGS
        --TOTAL REVENUES INCREASE 25%, COMP STORE SALES INCREASE 16.8%--
                  --SPRING BOOKINGS IN U.S. UP MORE THAN 20%--



Santa Fe Springs, California, December 18, 2000 --Vans, Inc. (Nasdaq: VANS) today announced record financial results for the second quarter of fiscal 2001 ended November 25, 2000.

Net sales for the quarter increased 24.6% to $73.2 million versus $58.8 million last year with net income up 10.5% to $2.9 million versus $2.7 million and diluted earnings per share of $0.20 versus $0.19, in line with consensus estimates. For the first six months of fiscal 2001, sales increased 22.7% to $173.9 million versus $141.7 million last year and net income increased 22.6% to $10.5 million versus $8.6 million with an 18.3% increase in diluted earnings per share to $0.71 compared to $0.60.

"We continue to be pleased with the performance and strengthening of the VANS brand on a global basis," said Gary H. Schoenfeld, President and Chief Executive Officer of Vans. "Highlights during the quarter included particularly strong performance in our retail stores, very positive response to the direction and execution of both our Women's and Outdoor categories, the successful opening of our sixth VANS skatepark in Houston, Texas, and being named Footwear News Company of the Year."

Mr. Schoenfeld continued, "From a financial perspective, the 18% decline in the euro compared to the second quarter last year significantly masked the true strength of our business. On a constant dollar basis, the Company's sales for the quarter would have been approximately $74.6 million, up 27%, with a similar growth rate in earnings per share to approximately $0.24 compared to $0.19 last year."

For the second quarter, total U.S. sales, including sales through Vans' U.S. retail stores, increased 28.4% to $52.1 million, versus $40.6 million for the same period a year ago. Sales through the Company's U.S. retail stores increased 42.5% to $24.7 million in the second quarter of fiscal 2001, from $17.3 million for the same period a year ago. Comparable store sales for the second quarter were up 16.8% versus the same period last year, the twenty-fourth consecutive quarter of such increase. U.S. wholesale sales in the second quarter increased 17.9% to $27.4 million, versus $23.3 million a year ago. Total international sales were $21.1 million, up 16.2 % from $18.2 million a year ago. On a constant dollar basis, international sales would have been up 24%.

"Our retail stores substantially exceeded plan with a comp store gain of 16.8% and our wholesale business continues to perform well," Mr. Schoenfeld said. "We believe the growth in our business reflects a number of factors including the leading position of our brand, the strengthening of our product merchandising, the updated image and remodeling of our stores, and the passion and energy of our people."

                                    --more--


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Page 2 -- Vans, Inc. Reports Record Second Quarter Sales and Earnings


Gross margins for the quarter were 43.6% vs. 44.5% with the comparative decline directly attributable to the fall of the euro. Inventory was $61.7 million at November 25, 2000, versus $49.4 million a year ago.

Both for the third quarter ending February 24, 2001, and the fiscal year ending May 31, 2001, the Company expects total sales to increase approximately 15% to 20% over the respective periods last year.* The Company also continues to be comfortable with the First Call consensus earnings per share estimates of $0.16 for the third quarter, up 33% year-over-year, driven by higher sales and gross margins, and $1.02 for the year, an increase of more than 20% year-over- year.* Inventories are projected to decline at the end of the third quarter of fiscal 2001 by $5 million to $7 million compared to the end of the second quarter.** The Company's internal targets for fiscal 2002 reflect continued earnings per share growth of 20%.*

Mr. Schoenfeld concluded, "Our success as a company continues to be demonstrated in a number of different ways including: our retail stores with above-plan double-digit comps continuing into the first three weeks of this third quarter, Spring bookings for the U.S. up more than 20%, two more Vans Skate Parks under construction near Denver and Philadelphia, the growing prominence of the VANS Triple Crown Series,(TM) and the broadening of our footwear into Outdoor and our Women's Skate and Cali(TM) categories."*

"Similarly gratifying has been our continued ability to achieve near-term financial goals while pursuing these additional growth initiatives even during this period of unusually volatile European currencies," Mr. Schoenfeld said. "We remain focused on building the premier sports and lifestyle company for the youth market and the opportunities that lie ahead."*

Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports,(TM) such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown(TM) Series, the VANS Warped Tour,(TM) the VANS World Amateur Skateboarding Championships, the world's largest VANS skate parks, and the VANS High Cascade Snowboard Camp,(TM) located on Mt. Hood. The Company operates 140 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports, (TM) snowboard boots, step-in snowboard boot bindings, and outerwear worldwide. Vans' Internet address is www.vans.com.




*These are forward-looking statements about the Company's sales and earnings for the balance of fiscal 2001 and for fiscal 2002. Actual sales and earnings results for the Company may vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry; (ii) the occurrence of downward trends in the U.S. economy, foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy in general; (iii) changes in the fashion preferences of the Company's target customers and the Company's ability to anticipate and respond to such changes; (iv) increasing competition in all lines of the Company's business from both large, well-established companies with significant financial resources and brand recognition, and smaller niche competitors who market exclusively to the Company's target customers; (v) the cancellation of orders which could alter bookings numbers; (vi) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro on the Company's growing European business; and (vii) whether future skate parks opened by the Company will be as successful as the Company's current parks. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company's Annual

Page 3 -- Vans, Inc. Reports Record Second Quarter Sales and Earnings

Report on Form 10-K for the year ended May 31, 2000, as amended, which is filed with the Securities and Exchange Commission.

**This is a forward-looking statement regarding the Company's projected inventory level at the end of the third quarter of fiscal 2001. The Company's actual inventory levels could vary significantly due to a number of important factors including, but not limited to (i) cancellations or customer-requested delays of orders, (ii) changes in lead times for deliveries from factories, and
(iii) transportation delays relating to shipping.

Page 4 -- Vans, Inc. Reports Record Second Quarter Sales and Earnings



                                   VANS, INC.
                    Condensed Consolidated Financial Summary
                 Second Quarter and Six Months Fiscal Year 2001
                    (In thousands, except per share amounts)


STATEMENTS OF OPERATIONS


                                         THREE MONTHS ENDED                 SIX MONTHS ENDED
                                     --------------------------        --------------------------
                                       NOV 25,          NOV 27,          NOV 25,         NOV 27,
                                        2000             1999             2000            1999
                                     ---------        ---------        ---------       ----------
Net sales                            $  73,234        $  58,768        $ 173,855        $ 141,683
Cost of goods                           41,310           32,600           97,676           80,187
                                     ---------        ---------        ---------        ---------
Gross profit                            31,924           26,168           76,179           61,496
                                     ---------        ---------        ---------        ---------
Gross profit
 percentage                               43.6%            44.5%            43.8%            43.4%

EXPENSES:
Selling and
 distribution                           19,161           14,655           38,747           29,702
Marketing, advertising
 and promotion                           4,465            3,668           12,481           11,203
General and
 administrative                          2,625            2,421            6,327            5,412
Other income                              (323)            (320)            (679)            (737)
Goodwill amortization                      408              337              779              671
Net interest and
debt expense                               628              706            1,355            1,095
                                     ---------        ---------        ---------        ---------
                                        26,964           21,467           59,010           47,346
                                     ---------        ---------        ---------        ---------
Expenses and other
 items as a percentage
 of sales                                 36.8%            36.5%            33.9%            33.4%

Earnings before
 income taxes                            4,960            4,701           17,169           14,150
Income tax expense                       1,686            1,598            5,837            4,811
Minority interest                          328              437              789              738
                                     ---------        ---------        ---------        ---------

NET EARNINGS                         $   2,946        $   2,666        $  10,543        $   8,601
                                     =========        =========        =========        =========

EARNINGS PER SHARE INFORMATION:
Basic:
Weighted average
 Shares outstanding                     14,029           13,538           13,890           13,512
Net earnings
 per basic share                     $    0.21        $    0.20        $    0.76        $    0.64
                                     =========        =========        =========        =========

Diluted:
Weighted average
 Shares outstanding                     14,955           14,270           14,832           14,241
Net earnings
 per diluted share                   $    0.20        $    0.19        $    0.71        $    0.60
                                     =========        =========        =========        =========


Page 5 -- Vans, Inc. Reports Record Second Quarter Sales and Earnings



                                   VANS, INC.
                    Condensed Consolidated Financial Summary
                 Second Quarter and Six Months Fiscal Year 2001
                            (In thousands of dollars)

BALANCE SHEETS

                                                         Nov 25,                      Nov 27,
                                                          2000                         1999
                                                       ---------                     ---------

ASSETS:

Current assets
Cash                                                   $ 11,920                        $ 11,557
Trade receivables - net                                  38,228                          36,211
Inventory                                                61,721                          49,384
Deferred income taxes                                     2,865                           1,628
Other                                                     7,994                           8,877
                                                       --------                        --------
             Total current assets                       122,728                         107,657

Property, plant and
 equipment - net                                         34,982                          27,358
Intangible assets                                        25,339                          24,020
Other                                                     3,025                           2,830
                                                       --------                        --------

          Total assets                                 $186,074                        $161,865
                                                       ========                        ========

LIABILITIES:

Short-term borrowings                                  $ 22,986                        $ 24,439
Current liabilities                                      20,193                          15,251
Restructuring Reserve                                       204                             628
Other long-term liabilities                              17,646                          15,266
                                                       --------                        --------
            Total liabilities                            61,029                          55,584

Minority interest (a)                                     2,799                           1,263
Shareholders' equity                                    122,246                         105,018
                                                       --------                        --------
              Total liabilities and
               shareholders' equity                    $186,074                        $161,865
                                                       ========                        ========


SALES BY DISTRIBUTION CHANNEL


                                         Three Months Ended           Six Months Ended
                                       ----------------------       ---------------------
                                        Nov 25,       Nov 27,       Nov 25,       Nov 27,
                                         2000          1999          2000          1999
                                       --------      --------      --------      --------
U.S.:
   Wholesale                           $ 27,422      $ 23,267      $ 74,201      $ 58,393
   Retail                                24,690        17,325        50,681        37,046
                                       --------      --------      --------      --------
Total U.S.                               52,112        40,592       124,882        95,439
Total International                      21,122        18,176        48,973        46,244
                                       --------      --------      --------      --------
Total Sales                            $ 73,234      $ 58,768      $173,855      $141,683
                                       ========      ========      ========      ========


FOOTNOTE:
(a) During the second quarter of fiscal 2001, the Company acquired an additional 20% of the Common Stock of Global Accessories Limited in exchange for Common Stock of the Company. This transaction was effective September 30, 2000, bringing the Company's ownership to 100%.